May 3, 2021
PERSONAL & CONFIDENTIAL
Ms. Nancy Washington
Re:    Separation Agreement and General Release

Dear Nancy:
This letter (the “Agreement”) sets forth our mutual understanding and agreement concerning your separation from your employment with New Jersey Resources Corporation (the “Company”).
1.Separation Date. You agree and acknowledge that you separated from employment with the Company, effective May 3, 2021 (the “Separation Date”). Whether or not you sign this Agreement:
(a)You will be paid for any earned, but unpaid, base salary through the Separation Date at the Company’s next regular payroll date following the Separation Date.
(b)You will be paid for 4 weeks of vacation at the Company’s next regular payroll date following the Separation Date.
(c)You will be paid the following Deferred Stock Retention Award on October 15, 2021, subject to the terms and conditions of the Deferred Stock Retention Award Agreement between you and the Company dated November 13, 2018:

Award	Effective Date of Grant	Shares Granted	Scheduled Distribution Date
*Deferred Stock Retention Award Grant	11/13/2018	4,168	10/15/2021 (Lump Sum)
(d)Your eligibility to participate in Company sponsored group health coverage as an active employee of the Company will end effective May 31, 2021. Thereafter, you will be eligible to continue to participate in this health coverage in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions.

Ms. Nancy Washington
May 3, 2021

(e)Your eligibility to participate as an active employee in all other Company sponsored group benefits will end effective on the Separation Date.
(f)You will be reimbursed for any expenses properly incurred, within thirty (30) days of the Company’s receipt of your submission, provided that you submit receipts for such expenses in accordance with the Company’s reimbursement policy on or before May 3, 2021.
2.Severance Benefits. Provided that you sign and do not revoke this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement described below, and that you comply with all of your obligations under this Agreement, the Company will provide you with the following special severance benefits (the “Severance Benefits”):
(a)The Company will, within thirty (30) days after expiration of the revocation period referenced in Paragraph 23 below, pay a lump-sum of $547,187.50 (equivalent to seventeen months of your current annual base salary as of the Separation Date). In addition, the Company will pay your actual short-term incentive award (“STI”) for fiscal 2021, based on actual Company performance and a leadership score at target, which will be paid after the end of fiscal 2021 and before December 15, 2021 (at the time that other Company officers are paid).;
(b)Notwithstanding your separation on the Separation Date, the following awards will not be forfeited and remain outstanding:
(i)4,491 unvested Restricted Stock Units previously granted to you, on November 13, 2018, November 12, 2019, and November 9, 2020, pursuant to the Company’s 2017 Stock Award and Incentive Plan will vest and be distributed to you on October 15, 2021 (and shall not be forfeited, as they would absent this Agreement). These Restricted Stock Units represent only those that were scheduled to vest on October 15, 2021.
(ii)2,073 Performance Share Units (TSR) and 1,928 Performance Share Units (NFE), which were previously granted to you on November 13, 2018, pursuant to the Company’s 2017 Stock Award and Incentive Plan, will vest upon certification of the applicable performance goals in November 2021 by the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “LDCC”) and be distributed to you no later than November 29, 2021 (and shall not be forfeited, as they would be absent this Agreement). The payout percentage for this grant is to be determined by the LDCC based upon actual performance. These Performance Share Units represent only those that were scheduled to vest in November 2021.
For the avoidance of doubt, any other long-term incentive grants and other awards that were previously granted to you under any plans or agreements (including, without limitation, under the Company’s 2017 Stock Award and Incentive Plan) shall be forfeited and shall not vest.
(c)Provided that you properly and timely elect to continue your existing healthcare insurance coverage in accordance with the continuation requirements of COBRA, the Company will pay directly to the insurance carrier, on a monthly basis, an amount equal to the Company’s insurance contributions during your employment, which will be applied towards the

Ms. Nancy Washington
May 3, 2021

premium for such coverage, through May 31, 2022, if and only to the extent you otherwise would be required to pay those premiums. The Company’s contributions to your COBRA premiums will be treated as taxable income. For the avoidance of doubt, in the event your COBRA premiums exceed the amount of the Company’s contribution, you will be personally responsible for such costs.
(d)You will not be eligible for the Severance Benefits described in this Paragraph 2 if the Company concludes that you have not cooperated fully with your obligations under this Agreement or if you revoke this Agreement on a timely basis in accordance with Paragraph 23 below. You also will not be eligible for the Severance Benefits described in this Paragraph 2 until: (i) the Company has received an executed copy of this Agreement; (ii) the revocation period referenced in Paragraph 23 below has expired; and (iii) you have complied with your obligations regarding Company property and documents in accordance with Paragraph 9 below.
3.General Release.
(a)You hereby release, forever discharge, and covenant not to sue, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, with respect to any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.
(b)By agreeing to this General Release, you are waiving any and all Claims that can be waived, to the maximum extent permitted by law, which you have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including, but not limited to, the following:
(i)any Claims having anything to do with your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies (as described in Paragraph 3(c) below);
(ii)any Claims having anything to do with the separation of your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies (as described in Paragraph 3(c) below);
(iii)any Claims for severance, benefits, bonuses, commissions, short or long-term incentive awards, deferred stock retention awards and/or other compensation of any kind;
(iv)any Claims for reimbursement of expenses of any kind;
(v)any Claims for attorneys’ fees or costs;
(vi)any Claims under the Employee Retirement Income Security Act
(“ERISA”);

Ms. Nancy Washington
May 3, 2021

(vii)any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and state or local EEO laws under subparagraph (ix) below) and any Claims for retaliation under any of the foregoing laws;
(viii)any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act, the New Jersey Family Leave Act, or any state or local leave laws under subparagraph (ix) below;
(ix)any Claims under state or local laws, including, but not limited to, the New Jersey Law Against Discrimination, New Jersey Family Leave Insurance Law, New Jersey SAFE Act, the Millville Dallas Airmotive Plant Job Loss Notification Act, the New Jersey Military Leave Law, and the New Jersey Conscientious Employee Protection Act;
(x)any Claims arising under the Immigration Reform and Control
Act (“IRCA”);
(xi)any Claims arising under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any state law governing military leave;
(xii)any Claims for violation of public policy;
(xiii)any whistleblower or retaliation Claims;
(xiv)any Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act;
(xv)any Claims under the New Jersey Constitution;
(xvi)any Claims for emotional distress or pain and suffering; and/or
(xvii)any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, invasion of privacy and misrepresentation.
(c)Releasees. The term “Releasees” includes: New Jersey Resources Corporation and its subsidiaries and Affiliates, and, each of their past and present employees, officers, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns. For purposes of this Agreement, “Affiliates” shall mean with respect to the Company, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
(d)Known and Unknown Claims.

Ms. Nancy Washington
May 3, 2021

Please note also that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.
(e)For purposes of this Agreement, the term “General Release” shall refer to this Paragraph 3 and all of its subparagraphs.
(f)The Company represents that as of the date of this Agreement, the Company is not aware of any wrongdoing by you or any claims that it may have against you.
4.Non-Released Claims. The General Release in Paragraph 3 above does not apply to:
(a)Any Claims for vested benefits under any Company retirement, 401(k), profit-sharing or other deferred compensation plan;
(b)Any Claims to require the Company to honor its commitments set forth in this Agreement;
(c)Any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement;
(d)Any Claims that arise after you have signed this Agreement;
(e)Any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a private agreement; and
(f)Any rights under, or the benefit of, any Company by-law, insurance policy or other indemnification rights (including, but not limited to, the payment or advancement of attorneys’ fees or the selection of legal counsel) that you may have at any time relating to your service as an employee or officer of the Company (or of any of the other Releasees).
The General Release is subject to and restricted by your Retained Rights in Paragraph 5.
5.Retained Rights.
(a)Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to, or shall be interpreted to, restrict or otherwise interfere with your: (i) obligation to testify truthfully in any forum; (ii) right and/or obligation to contact, cooperate with, provide information to--or testify or otherwise participate in any action, investigation or proceeding of--any federal, state or local government agency, commission or entity (including, but not limited to, the U.S. Equal Employment Opportunity Commission (“EEOC”) the U.S. Securities and Exchange Commission (“SEC”) or the Department of Labor (“DOL”); or (iii) right and/or obligation to disclose any information or produce any documents as is required by law or legal process.

Ms. Nancy Washington
May 3, 2021

(b)Further, this Agreement, including the General Release in Paragraph 3, does not prevent you from contacting or filing a charge with any federal, state or local government agency, commission or entity (including, but not limited to, the EEOC or the SEC). However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf. Notwithstanding the foregoing, nothing in this Agreement limits your right to receive an award for information provided to the SEC, the DOL, or any other government agency, commission or entity.
6.Adequacy of Consideration.
You acknowledge and agree that the Company’s Severance Benefits under Paragraph 2 above:
(a)Are not required by any policy, plan or prior agreement;
(b)Constitute adequate consideration to support your General Release in Paragraph 3 above; and
(c)Fully compensate you for the Claims you are releasing.
For purposes of this paragraph, “consideration” means something of value to which you are not already entitled.
7.Prohibition on Your Using or Disclosing Confidential Information.
(a)Regardless of whether you sign this Agreement, you are prohibited from using or disclosing Confidential Information which you created or acquired in the course of your employment with the Company and which is not generally known by or readily accessible to the public, relating to the Company or any of its subsidiaries or Affiliates..
(b)“Confidential Information” means any confidential, proprietary, and/or trade secret information, including, but not limited to, the following categories of information:
•Regulatory initiatives;
•Allocation of resources;
•Business plans;
•Financial plans;
•Information regarding NJNG’s rate structure, tariff design, sales volumes, margins, and marketing strategies;
•Strategic plans;
•Allocation of resources for new initiatives;
•Confidential competitive intelligence;
•Regulatory relationship strengths and weaknesses;
•Regulatory strategy;
•Government affairs plans and strategies;

Ms. Nancy Washington
May 3, 2021

•Information on staffing, finance, employee performance, and compensation of others;
•Litigation strategies, including, but not limited to, rate case strategies;
•Information, plans and strategies related to the construction and/or operation of natural gas transmission and/or distribution infrastructure, including, but not limited to, the Adelphia Gateway Pipeline, Leaf River Energy Center, LLC, PennEast Pipeline and/or the NJNG Southern Reliability Link pipeline;

•Customer information;
•Attorney-client communications; and/or
•Attorney work product.
The prohibition and requirements in this Paragraph 7 and in Paragraph 8 below are subject to and limited by your Retained Rights in Paragraph 5 above.
(c)Nothing in this Agreement is intended to, or shall be interpreted to, prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual — (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
8.Duty to Notify Chief Human Resources Officer.
Regardless of whether you signed this Agreement, and in order to protect Confidential Information, in the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information which you created or acquired in the course of your employment (as defined above in Paragraph 7), you must notify immediately the Company’s Senior Vice President and Chief Human Resources Officer by calling her at the following phone number: 732-919-8013. Regardless of whether you are successful in reaching the Senior Vice President and Chief Human Resources Officer by telephone, you also must notify her immediately in writing, via certified mail, at the following address: Amanda E. Mullan, 1415 Wyckoff Road, P.O. Box 1468, Wall, NJ 07719. A copy of the request or demand as well as all documents potentially responsive to the request or demand shall be included with the written notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves Confidential Information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This obligation shall not apply in

Ms. Nancy Washington
May 3, 2021

the event of requests or demands for Confidential Information from any government agency or entity (federal, state or local).
9.Return of Company Property and Documents. Regardless of whether you sign this Agreement, and as a condition of receiving the Severance Benefits set forth in Paragraph 2 above:
(a)You must return to the Company’s Human Resources Department, retaining no copies or excerpts, (i) all Company property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and prints outs) and (ii) all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, texts, memos, disks, DVDs, etc.);
(b)You also must download all Company-related electronically stored information (including, but not limited to, emails) from any personal computer and/or other storage devices or equipment or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer, all other storage devices, any cloud storage and/or personal email accounts, retaining no copies or excerpts; and
(c)You must certify in writing that you have complied with your obligations under this Paragraph 9 by signing the Certification attached to this Agreement as Exhibit “A”, and promptly returning it to me.
10.Non-Disparagement. You agree that you will not make any defamatory or disparaging comments, in writing, orally or electronically, about the Company, any of the other Affiliates, their respective products and services, or their past, present and future officers, agents, directors, supervisors, employees or representatives. This restriction is subject to and limited by your Retained Rights in Paragraph 5 above. Nothing in this Paragraph, however, shall be interpreted to prevent you from providing truthful information to, or testimony before, any judicial or other governmental authorities or agencies as may be permitted by law. The Company agrees that its and Section 16 Officers (as defined in rules promulgated under the Securities Act of 1933, as amended) will not make any defamatory or disparaging comments, in writing, orally or electronically, about you.
11.Cooperation. You agree that:
(a)You will make yourself reasonably available to the Company or New Jersey Resources Corporation by telephone to assist the Company or New Jersey Resources Corporation in connection with any matter relating to your job duties, responsibilities and services provided by you on behalf of the Company prior to your separation from the Company.
(b)You further agree that you will cooperate fully with the Company or New Jersey Resources Corporation in the defense or prosecution of any claims or action now in existence or which may be brought or threatened in the future against or on behalf of the Company, New Jersey Resources Corporation or any of their directors, shareholders, officers or employees. Such

Ms. Nancy Washington
May 3, 2021

cooperation may include, but not be limited to, being reasonably available to meet with the Company, New Jersey Resources Corporation or any of their representatives to prepare for any proceeding (including depositions, fact-findings, arbitrations, trials) to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company or New Jersey Resources Corporation. The Company shall reimburse you for reasonable documented travel expenses incurred when your presence is required in person.
(c)The obligations set forth in this Paragraph 11 are subject to and limited by your Retained Rights in Paragraph 5 above.
The Company agrees that it will cooperate with You in connection with your collecting and retrieving all personal property, including personal records and documents, in hard copy or electronically.
12.Form 8-K Filing/Other Communications. New Jersey Resources Corporation shall file a Form 8-K, as well as a copy of this Agreement, with the SEC, stating that you have mutually agreed to separate from the Company and will no longer serve as Senior Vice President and General Counsel, effective May 3, 2021, and that the Company provided you separation payments in exchange for a comprehensive release of claims, and compliance with confidentiality requirements, cooperation agreements, and restrictive covenants. The Company shall not issue any external press release concerning your separation. Your separation shall be announced internally as agreed upon by you and the Company.
13.Restrictive Covenants.
(a)The Company agrees to waive the “Competitive Employment” restrictive covenant set forth in the Deferred Retention Award Agreement dated November 13, 2018.
(b)You agree that, through May 31, 2022 (“the Restricted Period”), you will not on your own behalf, on behalf of others, or in any other capacity, directly or indirectly:
(i)Solicit, recruit, hire, recommend, induce or otherwise cause or attempt to influence, directly or indirectly, any employee, consultant or contractor of the Company to terminate such employment, consulting or contractor relationship with the Company or to limit or reduce the services they provide to or on behalf of the Company;
(ii)Employ or retain, or encourage or assist any person or entity to employ or retain any individual who was employed by the Company at any time during the preceding twelve-month period; or
(iii)Direct or do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer, Prospective Customer, vendor, supplier or contractor of the Company, or otherwise induce or attempt to induce any Customer, Prospective Customer, vendor, supplier or contractor to cease doing business, not do business, reduce or otherwise limit its business with the Company.

Ms. Nancy Washington
May 3, 2021

(iv)For purposes of this Paragraph 13(a): (A) “Customer” shall mean those persons or entities for whom or which the Company performed services or to whom or which the Company sold or licensed its products, during the twelve months preceding the cessation of your employment or twelve months thereafter; and (B) “Prospective Customer” shall mean persons or entities whose business was solicited or was planned to be solicited by the Company during the twelve months preceding the cessation of your employment or twelve months thereafter.
(c)You agree that the Severance Benefits in Paragraph 2 constitute adequate consideration for the restrictions in this Paragraph 13.
(d)You acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. You agree that any breach or threatened breach of this Agreement by you will cause material and irreparable damage to the Company, the amount of which may be extremely difficult or impossible to establish, thus, making any remedy at law or damages inadequate. Accordingly, you agree that in the event of such a breach or threatened breach, the Company shall be entitled, in addition to any monetary damages and to any other remedies that may be available to the Company under this Agreement and at law, to seek an order or an injunction restraining any breach or threatened breach of this Agreement. This right shall be in addition to any other remedy available to the Company in law or equity.
(e)In the event of your breach or threatened breach of this Agreement, and the Company’s successful enforcement of this Agreement against you, you agree to reimburse the Company for any and all fees, expenses and costs (including, but not limited to, reasonable attorneys’ fees and court costs) incurred by the Company in bringing its action, regardless of whether the scope of the Agreement is reformed or otherwise modified by the court. You recognize that nothing in this Agreement is intended to limit any remedy of the Company under applicable state or federal civil and criminal law. It is expressly agreed that the Company shall be entitled to recover damages caused by your breach, and that, in addition to any damages or other remedies it may recover, the Company shall also be entitled to refrain from paying any Severance Benefits set forth in Paragraph 2 above and to recover from you reimbursement for the value of any such Severance Payments already paid to you prior to your breach. In the event of a breach or alleged breach by you of any of the provisions of Paragraph 13, the restrictions contained in Paragraph 13 shall be extended by a period of time equal to the period of such breach, it being the intention of the parties hereto that the running of the restriction period shall be tolled until such breach is resolved (including the period of any court proceedings necessary to stop such violation).
(f)If any covenant or part of any covenant contained in this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the same shall not affect the remainder of such covenant or any other covenants, which shall be given full effect, without regard to the invalid portions, and any such court shall have the power to modify any covenant to the extent necessary to render it enforceable and, in its modified form, said covenant shall then be enforceable to the maximum extent permitted by law
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

Ms. Nancy Washington
May 3, 2021

15.Statement of Non-Admission. Nothing in this Agreement is intended as, or shall be construed as, an admission or concession of liability or wrongdoing by you, the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.
16.Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full force and effect; provided, however, that upon any finding by a court of competent jurisdiction that the General Release set forth in Paragraph 3 above is illegal, void or unenforceable, you agree, promptly upon the Company’s request, to execute a general release that is legal and enforceable.
17.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied. This Agreement may not be modified or amended other than by an agreement in writing signed by an officer of the Company.
18.Acknowledgment. You acknowledge and agree that, subsequent to the termination of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. You also acknowledge and agree that you have been paid for all time worked and have received all other compensation owed to you, except for any payments owed to you pursuant to Paragraph 1, which shall be paid to you regardless of whether you sign this Agreement.
19.Assignment. This Agreement shall be binding upon and be for the benefit of the parties as well as your heirs and the Company’s successors and assigns.
20.Headings. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.
21.Waiver. Waiver by a party of any breach of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent or other breach. No provision or breach of this Agreement may be waived except by a written instrument signed by the

Ms. Nancy Washington
May 3, 2021

party waiving such provision or breach, which states that such party is waiving such provision or breach.
22.Representations. You agree and represent that:
(a)You have read carefully the terms of this Agreement, including the General Release;
(b)You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;
(c)You understand the meaning and effect of the terms of this Agreement, including the General Release;
(d)You knowingly and voluntarily waive your right to consider this Agreement for a full twenty-one (21) days;
(e)Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;
(f)No promise or inducement not expressed in this Agreement has been made to you;
(g)You understand that you are waiving your Claims as set forth in Paragraph 3 above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); and
(h)You have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.
23.Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a certified letter to the attention of the Chief Human Resources Officer at the following address: 1415 Wyckoff Road, P.O. Box 1468, Wall, NJ 07719. The letter must be post-marked within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the Severance Benefits set forth in Paragraph 2 above.
24.Offer Expiration Date. If you do not sign this Agreement via DocuSign or deliver to me an electronic (PDF) copy by 2:00 p.m. on May 7, 2021, then this offer shall expire, and you will not be eligible for the Severance Benefits set forth in Paragraph 2 above. You agree to provide an original signed copy of this Agreement with your signature to me by 5:00 p.m. on May 10, 2021.

Ms. Nancy Washington
May 3, 2021

25.Taxes. All payments under this Agreement will be subject to deduction and withholding of all applicable federal, state and local taxes and the Company will timely remit same to the appropriate governmental authorities. You acknowledge and agree that you are solely responsible for paying any federal, state or local taxes on the Severance Benefits paid pursuant to Paragraph 2 above and the other benefits or payments pursuant to Paragraph 1 above, to the extent not withheld and that you shall defend, indemnify and hold harmless the Company and the other Releasees as defined above for your failure to pay any taxes owed, if any, on a timely basis. You further acknowledge and agree that you have not received any tax advice from the Company or any Releasee and that you are not relying upon any representation made by the Company or any Releasee, or any attorney for the Company or any Releasee, with regard to the taxability or non-taxability or the characterization of all or any portion of the benefits or payments made under Paragraphs 1 and 2 above.
* * *
Should you have post-separation questions regarding this Agreement, please direct your inquiries to the Company’s counsel, Grace E. Speights of Morgan, Lewis & Bockius, LLP, available at grace.speights@morganlewis.com or 202-739-5761.
* * *
If you agree with the all of the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to me.
Sincerely,
/s/ Amanda E. Mullan
Amanda E. Mullan
Chief Human Resources Officer

UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:
/s/ Nancy A. Washington
Nancy A. Washington
May 6, 2021
Date
/s/ Jill DePhillips
Witness

EXHIBIT A
CERTIFICATION FOR RETURN OF COMPANY PROPERTY AND DOCUMENTS
I, Nancy Washington, CERTIFY THAT:
1.I have returned to __________ of the Company’s Human Resources Department, retaining no copies or excerpts, all Company property in my possession, custody or control, including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and prints outs.
2.I have returned to __________ of the Company’s Human Resources Department, retaining no copies or excerpts, all Company documents in my possession, custody or control, including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, correspondence, computer records, notes, memos, disks, drives, DVDs, etc.
3.I have made a diligent search of my personal computers and/or other storage devices or equipment (including, but not limited to, IPhones, Droids, thumb or other drives) cloud storage, and of my personal email accounts for any Company-related documents, communications (including, but not limited to, emails) and any other electronically stored information relating to the Company. This search revealed that I
[Check the applicable box below.]
a.[    ] had Company-related documents, communications or other information,
b.[    ] did not have any Company-related documents, communications or other information.
4.If I checked box 3[a] above, I have downloaded all Company-related documents, communications or other information in my possession custody or control, returned them to __________ of the Company’s Human Resources Department, and completely removed them from the hard drive of such personal computer and/or all other storage devices, cloud storage or personal email accounts, retaining no copies or excerpts.
5.I returned the information on __________2021 using the following method of delivery: ________________________________________________________________________
6.I no longer have any Company property, documents, communications or electronically stored information (or copies or excerpts) in my possession, custody or control.

Ms. Nancy Washington
May 3, 2021

THE INFORMATION ABOVE IS TRUE TO THE BEST OF MY KNOWLEDGE.

UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:

Nancy Washington	Witness (signature)

Date	Witness (print name)